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                                                                    Exhibit 11.1

                        WILSONS THE LEATHER EXPERTS INC.
                    COMPUTATION OF NET LOSS PER COMMON SHARE
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
                                                          Period from Inception
                                                            (May 26, 1996) to         Three Months Ended
                                                              August 3, 1996            November 2, 1996
                                                          ---------------------        ------------------
Weighted average number of issued shares outstanding            7,650,000                  7,650,000

Effect of:
     1996 Stock Option Plan                                       128,716                    131,677
     Melville Warrant to purchase common stock                  1,287,694                  1,287,694
                                                              -----------                -----------

Weighted average shares outstanding                             9,066,410                  9,069,371
                                                              ===========                ===========
Net loss                                                      $(8,107,000)               $(1,010,000)
                                                              ===========                ===========
Net loss per common share                                     $     (0.89)               $     (0.11)
                                                              ===========                ===========
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